Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into (1) the Registration Statements of Memorial Production Partners LP (including any amendments or supplements thereto, related appendices, and financial statements) on Form S-8 (No. 333-178493) and on Form S-3 (No. 333-187055, No. 333-189449, No. 333-198560, and No. 333-199312) (collectively referred to herein as the "Registration Statements") and (2) the 2014 annual report on Form 10-K (the "Annual Report") of Memorial Production Partners LP of our report, dated February 13, 2015, with respect to our audit of estimates of proved reserves and future net revenues to Memorial Production Partners LP interest, as of December 31, 2014. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Registration Statements and Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E..
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 26, 2015

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